For the semi-annual period ended April 30, 2007.
File number 811-4864
Jennison Value Fund

ITEM 77M
MERGERS


On January 12, 2007, shareholders of both Strategic Partners Core Value Fund, a portfolio of Strategic Partners Mutual Fund, Inc. and Strategic Partners Large Cap Value Fund, a portfolio of Strategic Partners Style Specific Funds, approved resolutions passed by their Boards of Directors/Trustees whereby all of their assets were to be transferred to Jennison Value Fund. The Reorganization occurred in March 2007.